Exhibit 10.01

Severance Agreement & Waiver
This Severance Agreement & Waiver (the “Agreement”) is entered into by and between Eastman Chemical Company, a Delaware corporation (the “Company”), and Stephen G. Crawford (“Executive”), as of April [•], 2025.

WHEREAS, Executive is currently employed by the Company in the position of Executive Vice President, Methanolysis Operations and Worldwide Engineering & Construction Transformation and the Company has decided to eliminate Executive’s position effective June 2, 2025 (the “Termination Date”); and

WHEREAS, the Company has determined that the elimination of Executive’s position is a separation meriting receipt of severance consistent with the Company’s customary severance practice for all employees;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Termination and Severance. Executive’s employment with the Company shall be terminated as of the Termination Date. Subject to Executive’s (a) execution of this Agreement and (b) re-execution and non-revocation of this Agreement within thirty (30) days following the Termination Date, Executive shall be entitled to:

(a)severance in the amount of [$703,253], which amount is equal to 52 weeks of Executive’s base salary as currently in effect (the “Severance”); and

(b)continued participation at the Company’s expense in any health insurance benefit plan or program maintained by the Company at the date of termination for a period of four months after such date, or if such participation is not allowed by such plan or program, then the Company shall pay for or reimburse Executive for the cost of any premiums for continued health insurance coverage of Executive during such period upon his election of same under the Consolidated Omnibus Budget Reconciliation Act.

The Severance shall constitute the entire amount owed and payable to Executive by the Company in connection with Executive’s termination. The Severance shall be paid out in substantially equal installments over 12 months, commencing promptly after the post-termination release is effective. Notwithstanding the foregoing, no Severance shall be payable if Executive’s employment is terminated for Cause (as defined in the Company’s 2021 Omnibus Stock Compensation Plan) prior to the Termination Date.

Section 2. Release.

(a)In consideration of the Company providing the benefits described in Section 1, Executive hereby irrevocably and unconditionally releases and forever discharges the Company and all directors, officers, agents, employees of the Company, and subsidiaries, affiliates, predecessors, and successors (collectively referred to as “Released Parties”), of all claims (including lawsuits, rights, causes of action, or demands) that Executive has or could assert against any of the Released Parties, including, but not limited to, any and all claims resulting from Executive’s employment with the Company and/or the termination of such employment.

Exhibit 10.01

(b)The signing of this Agreement by Executive RELEASES, DISCHARGES AND WAIVES ALL CLAIMS that Executive had or may now have against the Company and/or any of the Released Parties. These claims that Executive is releasing include, but are not limited to, any and all negligence and tort claims, discrimination claims of any type, contract claims, defamation claims, wrongful discharge claims, claims for wages, claims for benefits and claims arising pursuant to any federal or state law, statute, ordinance, rule or regulation with the exception of any action the law precludes Executive from waiving by agreement. The claims released specifically include, but are not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 1981, and the Civil Rights Act of 1991, including claims for discrimination on the basis of race, color, gender, national origin, religion or age, the Rehabilitation Act, the Employee Retirement Income Security Act (ERISA), the Age Discrimination in Employment Act, the Older Worker Benefits Protection Act, the Americans with Disabilities Act, and the Family and Medical Leave Act. This Agreement is also intended to and shall release the Company from any and all wage and hour related claims arising out of or in any way connected with Executive’s employment with the Company, to the maximum extent permitted by federal and state law. Executive also releases, discharges and waives any claims pursuant to the Tennessee Human Rights Act (Section 4-21-101 et seq. of the Tennessee Code), the Tennessee Whistleblower statute (Section 50-1-304 of the Tennessee Code), the Tennessee wage and/or equal pay law (Section 50-2-201 of the Tennessee Code); the Tennessee plant closing statue (Section 50-1-601 of the Tennessee Code) and any other applicable Tennessee Code (including, but not limited to, Sections 4-21-408, 8-50-103, 50-3-103, 50-3-2001 of the Tennessee Code); or any other Tennessee statute or law.

(c)Executive acknowledges that Executive has no knowledge of any actions or inactions by any of the Released Parties, which Executive believes could possibly constitute a basis for a claimed violation of any federal, state or local law, any common law or any rule which might apply to the Released Parties. Executive understands that this Agreement does not waive or forfeit Executive’s right to any vested benefits or entitlements under any of the Company’s tax-qualified retirement plans.

(d)Nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies.

(e)Executive acknowledges that, by Executive’s free and voluntary act of signing below, Executive agrees to all of the terms of this Agreement and intends to be legally bound thereby. By signing this Agreement, Executive hereby acknowledges and agrees that:

1.Executive has been afforded a reasonable and sufficient period of time to review this Agreement, for deliberation thereon and for negotiation of the terms thereof, and Executive is hereby specifically urged and advised by the Company to consult with an attorney, legal counsel or a representative of Executive’s choice before signing it;

Exhibit 10.01

2.Executive has signed this Agreement freely and voluntarily and without duress or coercion and with full knowledge of its significance and consequences and of the rights relinquished, surrendered, released and discharged hereunder;

3.The only consideration for signing this Agreement are the terms stated herein and no other promise, agreement or representation of any kind has been made to Executive by any person or entity whatsoever to cause Executive to sign this Agreement;

4.Executive acknowledges that he has been informed that he has the right to consider this Agreement for a period of at least 21 days prior to entering into this Agreement. Executive expressly acknowledges that Executive has taken sufficient time to consider this Agreement before signing it;

Section 3. Reaffirmation of Restrictive Covenants. Executive hereby (a) reaffirms Executive’s obligations involving non-competition and non-disclosure under Section 11 of the Amended and Restated Eastman Executive Deferred Compensation Plan and under Section 9 of the Award Notice for Grant of Nonstatutory Stock Options [entered into by and between the Company and Executive on February 20, 2025, (together, the “Plans”) and (b) acknowledges that nothing in this Agreement will be construed to alter, amend or otherwise change the original non-competition or non-disclosure hiring covenants set forth in such Plans, which remain in full force and effect in accordance with their terms. In the event Executive has breached any obligation Executive has in favor of the Company pursuant to the aforementioned restrictive covenants, any obligation of the Company to pay the Severance shall be null and void.

Section 4. General Provisions.

(a)Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto relating to the matters encompassed hereby, and supersedes and replaces any prior oral or written agreements relating to such matters.

(b)Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Tennessee.

(c)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

(d) Re-Execution. The Company’s obligations under Section 1 of this Agreement are strictly contingent upon Executive’s re-execution and non-revocation of this Agreement within twenty-one (21) days following the Separation Date. The date of Executive’s re-execution of this Agreement is referred to herein as the “Re-Execution Date”. By re-executing this Agreement, Executive advances to the Re-Execution Date Executive’s general waiver and release of all claims against the Released Parties and the other covenants set forth in Section 2 of this Agreement. Executive has seven (7) calendar days from the Re-Execution Date to revoke his re-execution of the Agreement. In the event of such revocation by Executive, the date of the releases and covenants set forth in Section 2 of this Agreement shall not be advanced, but shall remain effective up to and including the date upon which Executive originally signs this Agreement.

Exhibit 10.01

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EXECUTIVE: EASTMAN CHEMICAL COMPANY

By:

By: ____________________________	Its: ________________________________
Stephen G. Crawford
Date: __________________________	Date: ______________________________

Not to be signed prior to last day of employment

By: ____________________________
Stephen G. Crawford
Date: __________________________
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